Exhibit 99.1

THE BEARD COMPANY

Harvey Parkway

301 N.W. 63rd Street, Suite 400

Oklahoma City, OK 73116

For Immediate Release

GEOHEDRAL LLC REPORTS EXPANDED HOLDINGS AND

SIGNIFICANT GOLD DISCOVERY IN

SOUTHEASTERN ALASKA

OKLAHOMA CITY, Oklahoma – September 21, 2009 -- The Beard Company (OTCBB: BRCO) today announced that Geohedral LLC, a private company in which Beard has a 23.16% equity interest, has expanded its holdings of mining claims in the Yakutat Forelands district of southeastern Alaska to encompass 521 new claims (10,420 acres). The additional claims are located in the Tanis Mesa area and are contiguous to the 48,000 acre block that Geohedral staked and claimed last year (the “BlackSands Area”).

Dr. P. Jan Cannon, Manager and President of Geohedral, reported: “At least 400 of the new claims are considered to be potential ‘pay dirt,’ and are underlain with an unconsolidated placer deposit that averages more than six feet in thickness and may average more than 12 feet in thickness. Thirty holes were dug or drilled across a widely spaced grid of points, with a spacing of one-half mile, across the central part of the staked area. Depth of the holes ranged from 2.5 feet to 27.1 feet below the surface. The 171 samples from these holes were assayed for gold, silver, platinum and palladium.”

“An additional 30 shallow holes, mostly three to six feet in depth, were dug with a closer spacing of points in two selected parts of the widely spaced grid north and south of Tanis Mesa. These holes produced an additional 71 samples that were also assayed for gold, silver, platinum and palladium. Ten samples from the 30 holes were assayed for a suite of 14 elements. They provided a test of the previous assay values and an indication of the larger potential of the placer material.”

“Two slim core holes were drilled on the south side of Tanis Mesa, one to 12.0 feet and the other to 50.3 feet, that produced 91 samples. All of the 353 samples were acquired, processed and assayed under strict chain-of-custody procedures.”

“Preliminary evaluation of the assays indicates that the unconsolidated materials above the bedrock in the Tanis Mesa area contain appreciable amounts of gold and silver, averaging 0.30 oz/ton of gold and 0.75 oz/ton of silver. The 400 claims of primary interest are projected to produce 34,800,000 troy ounces of gold. In our opinion, we have a ‘world class’ discovery,” Dr. Cannon concluded.

Herb Mee, Jr., Beard’s President, added: “To put things into perspective, ENGINEERING AND MINING JOURNAL, a leading industry publication, defines a significant gold discovery as one ‘containing at least 2 million oz. of gold in total reserves and resources.’ So you can see why we are extremely excited about this new development.”A

“Geohedral is already contacting certain major players in the mining industry to determine whether they would be interested in becoming Geohedral’s partner in the Tanis Mesa area. Some preliminary contacts have been made, and two parties have already expressed interest in obtaining additional information. Our goal is to sell a portion of Tanis Mesa to an industry partner, generating a meaningful return on our investment, while leaving Geohedral with sufficient funds to participate in the mining of Tanis Mesa and pursue further development of the BlackSands Area.”

“We feel that Geohedral has a unique property to present to potential industry partners. Tanis Mesa is distinctive because of its location on the Gulf of Alaska, its temperate climate, its proximity to markets and ocean transportation, its abundance of water, and the fact that the unconsolidated materials above the bedrock can be extracted by low-cost dredging with minimal environmental impact. The placer material can be recovered without the costly blasting, shoveling, crushing, removal, handling and disposal costs that more expensive hard rock mines are faced with. We believe that operating costs to recover the material at Tanis Mesa will be among the lowest in the mining industry.”

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ASee Engineering and MINING JOURNAL, JULY/AUGUST 2009 ISSUE, Page 6.

About The Beard Company

The Beard Company creates, acquires, and/or invests in businesses, primarily related to natural resources, that management believes have high growth and/or above-average profit potential and can enhance shareholder value. The Company is involved in oil and gas activities; coal reclamation activities; and minerals exploration and development through its Geohedral investment.

The Company is headquartered in Oklahoma City and its common stock trades on the OTC Bulletin Board under the symbol “BRCO”.

Forward-Looking Statements

This document may include statements that constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect”, “anticipate”, or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the ability to negotiate and execute contracts in connection with the Company’s coal reclamation activities; future trends in commodities prices; financial, geological or mechanical difficulties affecting Geohedral’s or Beard Dilworth’s planned geological work programs; uncertainties surrounding estimates of mineralized material; and other risks associated with the Company’s business. By making these forward-looking statements, Beard undertakes no obligation to update these statements for revisions or changes in the future.

For Additional Information, Please Contact:

Herb Mee, Jr., President, at (405) 842-2333 or via email at hmee@beardco.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel, at (800) 377-9893 or via email at info@rjfalkner.com